Exhibit 14.1

                       Protein Polymer Technologies, Inc.
                    Standards of Business Conduct and Ethics


INTRODUCTION

It is the policy and practice of Protein Polymer Technologies, Inc. to conduct all aspects of its business in accordance with legal and regulatory requirements and with the highest standards of ethical behavior. Each of the company's employees and members of its board of directors are expected to adhere to all applicable Standards of Business Conduct and Ethics set forth herein. These standards are intended to serve as a guide to help each employee and director maintain the highest ethical and professional standards when interacting with co-workers, customers, contractors, vendors, competitors, governments, stockholders and local communities. All references in these standards to the company also include its subsidiaries.

These standards emphasize the absolute commitment that the company, its management and board of directors have made to integrity and fairness. It is not intended as a complete list of acceptable and unacceptable actions. Rather, it provides general guidance.

Any questions or concerns about these standards or other company policies that an employee has should be directed to the vice president at the head of his or her group or to the chief executive officer.

The board may modify these standards from time to time. Any changes to these standards will be provided to employees and directors of the company.

STANDARDS OF BUSINESS CONDUCT

These standards relate to those day-to-day behaviors that are particularly important to the company's business and to the preservation of its good name and reputation. Adherence to the standards is critical to the company's success and inspires trust and confidence on the part of its employees, customers, directors, business partners, suppliers and stockholders.

INTEGRITY

Integrity is, and must continue to be, the basis of all of the company's corporate relationships. Each employee and director is expected to practice the highest standards of honesty, accuracy and integrity at all times.

COMPLIANCE WITH LAWS

It is the company's policy to comply with all laws, rules and regulations applicable to the company, its business and its operations. It is the personal responsibility of each employee and director to adhere to the standards and restrictions imposed by those laws, rules and regulations. This concept is fundamental to the company's commitment to integrity and ethical conduct.

Generally, employees and directors who have material non-public information about the company or other companies, including our suppliers and customers, as a result of their relationship with the company are prohibited by law and company policy from trading in securities of the company or such other companies, as well as from communicating such information to others who might trade on the basis of that information.


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Any employee or director who is uncertain about the legal rules involving his or her purchase or sale of any company securities or any securities in issuers that he or she is familiar with by virtue of his or her work for the company should consult with the company's chief executive officer before making any such purchase or sale.

EMPLOYEE RELATIONS

The company promotes a workplace that is free from prejudice and harassment and is based on a foundation of mutual respect, open communication, integrity and a fundamental understanding that its employees are its most valuable resource. The company affords equal employment opportunity to all qualified persons without regard to race, religion, sex, marital status, age, veteran's status, disability, national origin or other protected characteristics. This means equal opportunity in regard to each individual's terms and conditions of employment and in regard to any other matter that affects in any way the working environment of the employee.

CORPORATE SECURITY AND SAFETY

The company strives to ensure a secure and safe work environment for all its employees. To that end, employees should immediately report any suspicious or potentially hazardous situation to their supervisor or to senior management. Reports may be made in writing, anonymously, if the individual so chooses, or orally. If an individual chooses to identify himself or herself, such individual's identity will be kept confidential. No retaliatory action will be taken against employees making good faith reports. Suspicious or potentially hazardous situations may include, but are not limited to: unknown persons on company property; threatening language/behavior from any person on company property; earthquake or fire damage; hazardous materials spillage/leakage; or inappropriate/incorrect use of equipment.

ETHICAL BUSINESS PRACTICES

The company does not seek competitive advantages through illegal or unethical business practices. Each employee and director should endeavor to deal fairly with the company's clients, service providers, suppliers, competitors, customers, and other employees and directors. No employee or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

HONESTY WITH PUBLIC DISCLOSURE AND WITH REGULATORS AND OTHER GOVERNMENT
OFFICIALS

Because the company is subject to a variety of laws and regulations, it is the company's policy that all public communications and all reports, certifications, claims and statements made to or filed with any government agency or official, including the Securities and Exchange Commission, and other relevant Federal agencies, be full, accurate, timely and understandable. All employees and directors who are involved in the company's disclosure process are responsible for acting in furtherance of these standards. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the company to others, whether within or outside the company, including the company's independent auditors.

CONFIDENTIAL AND PROPRIETARY INFORMATION

The protection of confidential and proprietary information is vital to the company's success. No employee or director should reveal or divulge any such information, unless required to do so in the


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ordinary process of carrying out day-to-day responsibilities and then only with the knowledge and approval of the appropriate member of senior management or unless legally mandated. Confidential and proprietary information includes, among other things, any non-public information concerning the company, including its businesses, products, financial performance, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed.

Each employee is required to sign an Employee Proprietary Information and Inventions Agreement, promising that he or she will not divulge company confidential or proprietary information or material outside of the company; in addition, it acknowledges that the ideas, inventions, products and processes developed while working for the company are the sole property of the company.

CONFLICTS OF INTEREST

The company expects each employee and director to exercise sound judgment in pursuing the company's best interests. Employees and directors should avoid situations where their personal interests, investments or associations would conflict with their ability to exercise good judgment on behalf of the company or are inconsistent with or opposed to the best interests of the company. Conflicts of interest may arise directly with employees, directors, or through family connections. Conflicts of interest also arise when an employee or director, or a member of his or her family, receives improper personal benefits as a result of his or her position with the company. Every employee and director has the obligation to bring to the attention of the chairman of the audit committee of the company's board any business dealings that he or she feels may present even the appearance of a conflict of interest. The company's audit committee will then make a determination as to whether such a conflict of interest exists.

IMPROPER INFLUENCES: GIFTS AND ENTERTAINMENT

Employees and directors must not offer, make, solicit or receive a bribe, kickback, illegal political contribution or other improper payment, and the company does not condone any such activity on the part of its employees. No employee or director should accept from any organization or individual that has, or is seeking to have, a business relationship with the company any gift or gratuity of material value or excessive or extravagant entertainment or other similar gratuities. In applying these guidelines, employees and directors must use common sense and good judgment to avoid the appearance of impropriety.

CORPORATE OPPORTUNITIES

Employees and Directors owe a duty to the company to advance the company's legitimate business interests when the opportunity to do so arises. Employees and directors are prohibited from taking for themselves (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the company has already been offered the opportunity and an appropriate member of senior management or a director has declined the opportunity on behalf of the company, in writing. More generally, employees and directors are prohibited from using corporate property, information or position for personal gain or competing with the company.

Sometimes the line between a benefit to the employee or director and a benefit to the company is difficult to draw, and sometimes both types of such benefits may be derived from certain activities. The only prudent course of conduct for employees and directors is to make sure that an appropriate member of senior management approves, beforehand, any use of company property or services that is not solely for the benefit of the company.


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BOARD MEMBERSHIPS

The company encourages service by its employees as directors on corporate boards. Any employee so desiring to serve must obtain the prior written approval of the chief executive officer of the company.

MAINTENANCE OF CORPORATE BOOKS, RECORDS, DOCUMENTS AND ACCOUNTS

All company books, records and documents must be kept in such a way as to accurately and completely reflect all company transactions. Knowingly providing false, incomplete or inaccurate information is improper and, in some situations, illegal. Certain types of information and documents must be updated or amended if changes become known. Employees must not withhold or fail to provide information to their supervisors or management. Each employee and director must cooperate fully with the Finance Department, as well as the independent public accountants who audit the company's financial records, and provide complete and accurate information to them to help ensure that all of the company's books and records are accurate and up-to-date.

COMPANY ASSETS

The company has a duty to safeguard its assets, including its cash and cash investments, facilities and equipment, inventory, computers, computer software, records (including written documents, email documents, and phone messages), customer information, human resources, and patents, copyrights and trademarks. Company assets are to be used for company business only.

REPORTING AND COMPLIANCE PROCEDURES

Any employee or director who knows or believes that any other employee or representative of the company has engaged or is engaging in company-related conduct that violates applicable law or these standards should report such information to the chief executive officer of the company. You may report such conduct openly or anonymously without fear of retaliation. The company will not discipline, discriminate against or retaliate against any employee who reports such conduct, unless it is determined that the report was made with knowledge that it was false, or who cooperates in any investigation or inquiry regarding such conduct.

If the chief executive officer of the company receives information regarding an alleged violation of these standards, he or she shall, as appropriate, (a) evaluate such information, (b) if the alleged violation involves an executive officer or a director, inform the board of directors of the alleged violation,
(c) determine whether it is necessary to conduct an informal inquiry or a formal investigation and, if so, initiate such inquiry or investigation and (d) if the alleged violation involves an executive officer or a director, report the results of any such inquiry or investigation, together with a recommendation as to disposition of the matter, to the board of directors for action. Employees, officers and directors are expected to cooperate fully with any inquiry or investigation by the company regarding an alleged violation of these standards. Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including discharge.

In the event the alleged violation involves any persons other than an executive officer or director, the chief executive officer shall determine whether violations of these standards have occurred and, if so, shall determine the disciplinary measures to be taken against such person. In the event that the alleged violation involves an executive officer or a director, the board of directors shall determine whether a violation of these standards has occurred and, if so, shall determine the disciplinary measures to be taken against such executive officer or director.


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Failure to comply with the standards outlined in these standards will result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge and restitution. Certain violations of these standards may require the company to refer the matter to the appropriate governmental or regulatory authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of these standards, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge.

ACCOUNTING COMPLAINTS

The company's policy is to comply with all applicable financial reporting and accounting regulations applicable to the company. Any employee or director who has concerns or complaints regarding questionable accounting or auditing practices may confidentially, and anonymously if they wish, submit such concerns or complaints in writing to the audit committee of the board of directors, which, subject to its duties arising under applicable law, regulations and legal proceedings, will treat such submissions confidentially. Such submissions may be directed to the attention of the audit committee, or any director who is a member of the audit committee, at the principal executive offices of the company.

The audit committee will evaluate the merits of any concerns or complaints received by it and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the concern or complaint. The company will not discipline, discriminate against or retaliate against any employee who reports a complaint or concern, unless it is determined that the report was made with knowledge that it was false.

WAIVER

From time to time, the company may waive certain provisions of these standards. Any waiver of these standards for executive officers or directors may be made only by the board or committee of the board to which such responsibility has been delegated and must be promptly disclosed in accordance with applicable law.

ACKNOWLEDGEMENT

I have received and read these Standards of Business Conduct and Ethics, and I understand its contents. I agree to comply fully with the standards, policies and procedures contained in these standards and related policies and procedures. I acknowledge that this document is a statement of policies for business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment.


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Printed Name


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Signature

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Date


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